Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2024
- Reiterates Recently Updated Fiscal 2025 Modeling Assumptions -
West Fargo, ND – August 29, 2024 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2024.
"As previously announced, our second quarter results reflect the challenging market conditions that are impacting farmer sentiment and agriculture equipment sales," commented Bryan Knutson, Titan Machinery's President and Chief Executive Officer. "In response to these market dynamics, we have been executing on the strategies we outlined: actively managing our inventory levels with a focus on used equipment, implementing targeted cost control measures, and further emphasizing our customer care initiatives to drive growth in our higher-margin parts and service businesses. The efficiencies and process improvements we've integrated into our business model since the last industry downturn are enhancing our ability to effectively manage through the current cycle and positioning us well to emerge stronger when market conditions improve. The improvements in our business, in conjunction with healthier industry dynamics, support our expectation that we will experience a more condensed contractionary period versus the previous cycle."
Fiscal 2025 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2025, revenue was $633.7 million compared to $642.6 million in the second quarter of last year. Equipment revenue was $465.2 million for the second quarter of fiscal 2025, compared to $480.1 million in the second quarter last year. Parts revenue was $109.8 million for the second quarter of fiscal 2025, compared to $108.5 million in the second quarter last year. Revenue generated from service was $47.3 million for the second quarter of fiscal 2025, compared to $42.5 million in the second quarter last year. Revenue from rental and other was $11.4 million for the second quarter of fiscal 2025, compared to $11.5 million in the second quarter last year.
Gross profit for the second quarter of fiscal 2025 was $112.4 million, compared to $133.4 million in the second quarter last year. The Company's gross profit margin was 17.7% in the second quarter of fiscal 2025, compared to 20.8% in the second quarter last year. The year-over-year decrease in gross profit margin was primarily due to lower equipment margins which are being driven by higher levels of inventory and softening demand.
Operating expenses were $95.2 million for the second quarter of fiscal 2025, compared to $88.8 million in the second quarter last year. The year-over-year increase was led by additional operating expenses due to acquisitions that have taken place in the past year. Operating expense as a percentage of revenue was 15.0% for the second quarter of fiscal 2025, compared to 13.8% of revenue in the second quarter last year.
Floorplan interest expense and other interest expense aggregated to $13.0 million in the second quarter of fiscal 2025, compared to $3.7 million for the same period last year, with the increase primarily due to a higher level of interest-bearing inventory, including the usage of existing floorplan capacity to finance the O'Connors acquisition.

In the second quarter of fiscal 2025, net loss was $4.3 million, or loss per diluted share of $0.19, compared to net income of $31.3 million, or earnings per diluted share of $1.38, for the second quarter of last year. As previously announced, second quarter of fiscal 2025 results included a one-time, non-cash sale-leaseback financing expense of approximately $8.3 million or $0.36 per diluted share; excluding this impact, adjusted net income was $4.0 million and adjusted earnings per diluted share was $0.17.
The Company generated $9.1 million in EBITDA in the second quarter of fiscal 2025, compared to $50.4 million generated in the second quarter of last year. Excluding the impact from the aforementioned one-time, non-cash sale-leaseback financing expense, adjusted EBITDA was $20.2 million in the second quarter of fiscal 2025.
Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2025 was $424.0 million, compared to $469.1 million in the second quarter last year. The decrease was primarily due to a same-store sales decrease of 11.2%, partially offset by contributions from the acquisition of Scott Supply, Co. in January 2024. The revenue decrease resulted from a softening of demand for equipment purchases due to lower farmer sentiment which is being driven by the decline of net farm income and sustained high interest rates. Pre-tax income for the second quarter of fiscal 2025 was $0.6 million, compared to $33.0 million in the second quarter of the prior year. Included in the results for the second quarter of fiscal 2025, was a $6.1 million one-time, non-cash sale-leaseback expense.
Construction Segment - Revenue for the second quarter of fiscal 2025 was $80.2 million, compared to $82.9 million in the second quarter last year. Pre-tax loss for the second quarter of fiscal 2025 was $4.9 million, compared to pre-tax income of $5.2 million in the second quarter last year. Included in the results for the second quarter of fiscal 2025, was a $5.1 million one-time, non-cash sale-leaseback expense.
Europe Segment - Revenue for the second quarter of fiscal 2025 was $68.1 million, compared to $90.6 million in the second quarter last year; which includes a $0.6 million decrease in revenue from foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue decreased $21.9 million, or 24.1%. The year-over-year decrease in revenue was driven by the softening of new equipment demand, which was impacted by a decrease in global commodity prices, sustained high interest rates, and drought conditions in Eastern Europe. Pre-tax loss for the second quarter of fiscal 2025 was $2.3 million, compared to pre-tax income of $5.6 million in the second quarter of the prior year.
Australia Segment - Revenue for the second quarter of fiscal 2025 was $61.3 million and pre-tax income for the second quarter of fiscal 2025 was $1.4 million.
Balance Sheet and Cash Flow
Cash at the end of the second quarter of fiscal 2025 was $31.2 million. Inventories increased to $1.5 billion as of July 31, 2024, compared to $1.3 billion as of January 31, 2024. This change in inventory reflects increases of $194.4 million and $31.9 million in new equipment and used equipment inventories respectively, partially offset by a decrease of $1.9 million in parts inventory. Outstanding floorplan payables were $1.2 billion on $1.5 billion total available floorplan and working capital lines of credit as of July 31, 2024, compared to $893.8 million outstanding floorplan payables as of January 31, 2024.
For the six months ended July 31, 2024, the Company's net cash used for operating activities was $47.4 million, compared to net cash used for operating activities of $122.7 million for the six months ended July 31, 2023. This decrease in the usage of cash for operating activities was primarily driven by an increase in the amount drawn on manufacturing floorplan payables and a favorable collection of outstanding receivables, which was partially offset by the decrease in net income for the first six months of fiscal 2025 compared to the prior year period. For the first six months ended July 31, 2024, net cash provided by financing activities for $62.4 million, representing a year over year decrease of $119.4 million. The decrease was primarily driven by higher floorplan indebtedness incurred during the first six months of fiscal 2024.
Additional Management Commentary
Mr. Knutson continued, "We recently updated our full year fiscal 2025 modeling assumptions in conjunction with the announcement of our preliminary fiscal second quarter results. In response to the softening of retail demand amid a difficult backdrop of significantly lower net farm income, we have implemented a more aggressive strategy to catalyze sales and reduce our inventories. This strategy requires compression of our near-term equipment margins, and we believe these deliberate actions will help shorten the impact of this contractionary cycle on our performance, and accelerate our return to a more normalized margin profile as the industry cycle progresses."
Fiscal 2025 Modeling Assumptions
The Company's current expectations for fiscal 2025 modeling assumptions are unchanged from what was disclosed in our pre-release earlier this month.

Current Assumptions
Segment Revenue
Agriculture	Down 5% - Down 10%
Construction	Down 2.5% - Up 2.5%
Europe	Down 12% - Down 17%
Australia	$230M - $250M USD

Diluted Earnings (Loss) Per Share	($0.36) - $0.14
Adjusted Diluted Earnings Per Share	$0.00 - $0.50*
*Adjusted for an estimated $0.36 impact for the non-cash, sale-leaseback financing expense in the second quarter of fiscal 2025.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 12, 2024, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13747715.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-
GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance.
For these reasons, internal management reporting also includes non-GAAP financial measures. The non-

GAAP financial measures in this release include GAAP financial measures adjusted for a non-cash sale-leaseback financing expense. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, and adjusted income (loss) before income taxes (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measures.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions and expected results of operations for the fiscal year ending January 31, 2025, statements regarding the Company's ability to generate improved mid-cycle financial results, as compared to prior cycles, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and consumer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	July 31, 2024	January 31, 2024
Assets
Current Assets
Cash	$31,219	$38,066
Receivables, net of allowance for expected credit losses	131,776	153,657
Inventories, net	1,527,758	1,303,030
Prepaid expenses and other	18,347	24,262
Total current assets	1,709,100	1,519,015
Noncurrent Assets
Property and equipment, net of accumulated depreciation	357,346	298,774
Operating lease assets	37,643	54,699
Deferred income taxes	512	529
Goodwill	62,929	64,105
Intangible assets, net of accumulated amortization	51,367	53,356
Other	1,652	1,783
Total noncurrent assets	511,449	473,246
Total Assets	$2,220,549	$1,992,261

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$40,434	$43,846
Floorplan payable	1,168,440	893,846
Current maturities of long-term debt	9,940	13,706
Current operating lease liabilities	7,912	10,751
Deferred revenue	57,802	115,852
Accrued expenses and other	58,892	74,400
Total current liabilities	1,343,420	1,152,401
Long-Term Liabilities
Long-term debt, less current maturities	116,666	106,407
Operating lease liabilities	35,415	50,964
Deferred income taxes	21,662	22,607
Other long-term liabilities	43,820	2,240
Total long-term liabilities	217,563	182,218
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	259,911	258,657
Retained earnings	402,362	397,225
Accumulated other comprehensive income (loss)	(2,707)	1,760
Total stockholders' equity	659,566	657,642
Total Liabilities and Stockholders' Equity	$2,220,549	$1,992,261

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2024	2023	2024	2023
Revenue
Equipment	$465,233	$480,122	$933,322	$909,498
Parts	109,805	108,510	218,032	205,116
Service	47,268	42,478	92,346	77,411
Rental and other	11,368	11,458	18,676	20,174
Total Revenue	633,674	642,568	1,262,376	1,212,199
Cost of Revenue
Equipment	422,236	414,800	834,476	783,062
Parts	74,239	73,086	147,390	138,190
Service	16,144	14,208	32,920	26,617
Rental and other	8,676	7,075	13,458	12,351
Total Cost of Revenue	521,295	509,169	1,028,244	960,220
Gross Profit	112,379	133,399	234,132	251,979
Operating Expenses	95,156	88,751	194,314	170,066
Impairment of Goodwill	531	—	531	—
Impairment of Intangible and Long-Lived Assets	942	—	942	—
Income from Operations	15,750	44,648	38,345	81,913
Other (Expense) Income
Interest and other (expense) income	(7,048)	641	(7,335)	1,362
Floorplan interest expense	(9,218)	(2,457)	(16,282)	(3,729)
Other interest expense	(3,734)	(1,241)	(6,193)	(2,514)
(Loss) Income Before Income Taxes	(4,250)	41,591	8,535	77,032
Provision for Income Taxes	54	10,270	3,399	18,745
Net (Loss) Income	$(4,304)	$31,321	$5,136	$58,287

Diluted (Loss) Earnings per Share	$(0.19)	$1.38	$0.22	$2.56
Diluted Weighted Average Common Shares	22,617	22,484	22,583	22,480

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2024	2023
Operating Activities
Net income	$5,136	$58,287
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	18,413	14,637
Impairment	1,473	—
Sale-leaseback financing expense	11,159	—
Other, net	5,676	2,327
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(242,113)	(263,121)
Manufacturer floorplan payable	206,103	150,906
Receivables	18,499	(20,623)
Other working capital	(71,713)	(65,108)
Net Cash Used for Operating Activities	(47,367)	(122,695)
Investing Activities
Property and equipment purchases	(22,535)	(28,037)
Proceeds from sale of property and equipment	1,198	6,029
Acquisition consideration, net of cash acquired	(260)	(27,935)
Other, net	130	(795)
Net Cash Used for Investing Activities	(21,467)	(50,738)
Financing Activities
Net change in non-manufacturer floorplan payable	78,965	185,026
Net proceeds/(payments) from long-term debt and finance leases	(11,853)	(2,198)
Other, net	(4,701)	(1,018)
Net Cash Provided by Financing Activities	62,411	181,810
Effect of Exchange Rate Changes on Cash	(424)	466
Net Change in Cash	(6,847)	8,843
Cash at Beginning of Period	38,066	43,913
Cash at End of Period	$31,219	$52,756

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2024	2023	% Change	2024	2023	% Change
Revenue
Agriculture	$424,036	$469,069	(9.6)%	$871,721	$892,266	(2.3)%
Construction	80,191	82,863	(3.2)%	151,683	154,860	(2.1)%
Europe	68,149	90,636	(24.8)%	133,254	165,073	(19.3)%
Australia	$61,298	$—	n/m	$105,718	$—	n/m
Total	$633,674	$642,568	(1.4)%	$1,262,376	$1,212,199	4.1%

Income (Loss) Before Income Taxes
Agriculture (1)	$635	$33,029	(98.1)%	$13,680	$57,181	(76.1)%
Construction (2)	(4,893)	5,156	n/m	(4,625)	9,689	(147.7)%
Europe	(2,270)	5,568	(140.8)%	(919)	11,952	(107.7)%
Australia	1,362	—	n/m	876	—	n/m
Segment Income (Loss) Before Income Taxes	(5,166)	43,753	(111.8)%	9,012	78,822	(88.6)%
Shared Resources	916	(2,162)	142.4%	(477)	(1,790)	73.4%
Total	$(4,250)	$41,591	(110.2)%	$8,535	$77,032	(88.9)%

(1) Included in the results for the three and six months ended July 31, 2024, was a $6.1 million one-time, non-cash sale-leaseback financing expense.
(2) Included in the results for the three and six months ended July 31, 2024, was a $5.1 million one-time, non-cash sale-leaseback financing expense.
*N/M = Not Meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2024	2023	2024	2023
Adjusted Net Income (Loss)
Net Income (Loss)	$(4,304)	$31,321	$5,136	$58,287
Adjustments
Impact of sale-leaseback financing expense (1)	11,159	—	11,159	—
Total Pre-Tax Adjustments	11,159	—	11,159	—
Less: Tax Effect of Adjustments (2)	(2,845)	—	(2,845)	—
Total Adjustments	8,314	—	8,314	—
Adjusted Net Income	$4,010	$31,321	$13,450	$58,287

Adjusted Diluted Earnings (Loss) Per Share
Diluted Earnings (Loss) Per Share	$(0.19)	$1.38	$0.22	$2.56
Adjustments
Impact of sale-leaseback financing expense (1)	0.48	—	0.49	—
Total Pre-Tax Adjustments	0.48	—	0.49	—
Less: Tax Effect of Adjustments (2)	(0.12)	—	(0.12)	—
Total Adjustments	0.36	—	0.37	—
Adjusted Diluted Earnings Per Share	$0.17	$1.38	$0.59	$2.56

Adjusted Income (Loss) Before Income Taxes
Income (Loss) Before Income Taxes	$(4,250)	$41,591	$8,535	$77,032
Adjustments
Impact of sale-leaseback financing expense (1)	11,159	—	11,159	—
Total Adjustments	11,159	—	11,159	—
Adjusted Income Before Income Taxes	$6,909	$41,591	$19,694	$77,032

EBITDA
Net Income (Loss)	$(4,304)	$31,321	$5,136	$58,287
Adjustments
Interest expense, net of interest income (3)	3,629	1,110	5,980	2,275
Provision for income taxes	54	10,270	3,399	18,745
Depreciation and amortization	9,698	7,689	18,413	14,637
EBITDA	$9,077	$50,390	$32,928	$93,944
Adjustments
Impact of sale-leaseback financing expense (1)	11,159	—	11,159	—
Total Adjustments	11,159	—	11,159	—
Adjusted EBITDA	$20,236	$50,390	$44,087	$93,944
(1) Accounting impact of a one-time, non-cash, sale-leaseback financing expense related to the Company's umbrella purchase for 13 of its leased facilities.
(2) The tax effect of U.S. related adjustments was calculated using a 25.5% tax rate, determined based on a 21% federal statutory rate and a 4.5% blended state income tax rate.
(3) Net of interest, excluding floorplan interest expense which was $9,218 and $2,457 for the three month ended July 31, 2024 and 2023 respectively, and $16,282 and $3,729 for the six months ended July 31, 2024 and 2023 respectively.